Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Resonant Inc.

We consent to the incorporation by reference in this registration statement of our report dated January 24, 2014, relating to the balance sheets of Resonant Inc., a development stage company, as of December 31, 2012, and the related statements of operations, shareholders’ equity and cash flows for the period May 29, 2012 (inception) to December 31, 2012, appearing in the Company’s Form S-1 filed with the Securities and Exchange Commission.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
Los Angeles, California

January 24, 2014